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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Wayne W. Byers
(770) 805-6873
wbyers@ebank.com

                    EBANK FINANCIAL SERVICES, INC. DECLARES
                          DIVIDEND ON PREFERRED STOCK

         ATLANTA, GA, March 7, 2003 - ebank Financial Services, Inc. (OTC BB:
EBDC) announced today that on February 24, 2003 the Board of Directors declared a dividend accrued through February 28, 2003 on its 8% Series A preferred stock and elected to pay the dividend in shares of the Company's common stock. The dividend will be paid on or about March 25, 2003 to Series A preferred stock shareholders of record on the close of business on February 28, 2003. The dividend, which was based on the closing price of the Company's common stock on the OTC Bulletin Board on February 28, 2003, is equal to an aggregate sum of $482,000 and will result in the issuance of 332,414 shares of the Company's common stock.

         Based in Atlanta, GA, ebank Financial Services, Inc., formerly known as ebank.com, Inc., is a unitary thrift holding company that serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The Company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements